Exhibit 99.4

PHARMACOPEIA’S FIRST-IN-CLASS INVESTIGATIONAL THERAPY PS433540
ACHIEVES STATISTICALLY SIGNIFICANT REDUCTIONS IN BLOOD PRESSURE IN
HYPERTENSIVE PATIENTS

Single Molecule with Dual Mechanism May Offer Novel Approach to

Blood Pressure Management

May 16, 2008, New Orleans, LA – Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, announced today that PS433540, its first-in-class Dual Acting Receptor Antagonist (DARA), showed statistically significant blood pressure reductions in a Phase 2a study in patients with mild to moderate hypertension. PS433540 is being developed as a potential treatment for both hypertension and diabetic nephropathy and is a novel blood pressure product candidate that possesses two validated mechanisms of action in a single molecule. The data will be presented today at the Recent and Late Breaking Clinical Trials Session at the American Society of Hypertension (ASH) Twenty-Third Annual Scientific Meeting and Exposition in New Orleans.

The Phase 2a study met its primary endpoint by showing a statistically significant reduction in mean 24-hour systolic ambulatory blood pressure over placebo. The study also showed statistically significant improvements over placebo in mean 24-hour diastolic ambulatory blood pressure as well as seated blood pressure.  In this double-blind, placebo-controlled study, patients treated with 200 mg of PS433540 once daily experienced a 12/9mmHg drop in mean 24-hour systolic and diastolic blood pressure and those treated with 500 mg experienced a 15/10mmHg drop in mean 24-hour systolic and diastolic blood pressure. These reductions were highly statistically significant vs. placebo (P<0.001). Mean seated office systolic and diastolic blood pressure, the typical blood pressure measure, was also evaluated, with observed blood pressure drops of 17/11mmHg with the 200 mg dose and 17/10mmHg with the 500 mg dose (P<0.001 vs. placebo).

Once-daily treatment with 200 or 500 mg of PS433540 was well tolerated. Most of the adverse events reported were mild or moderate in severity and included headaches and minor musculoskeletal and respiratory complaints. All of these events occurred with similar frequency in the three treatment groups. There was one case of peripheral edema in the placebo arm and one case of peripheral edema in one of the treated arms. There were no increases in liver enzymes above 2 times the upper limit of normal. On average, liver enzyme levels tended to decrease from baseline in the treated arms. There were no serious adverse events on PS433540 treatment. Three subjects discontinued therapy for adverse events, all of which were in the placebo group.

The leading, single-therapy antihypertensives across a broad range of classes, according to their labels, have the ability to lower seated office blood pressure up to 12/8mmHg.(1) Data show that a 2mmHg reduction in blood pressure decreases the average death rate from coronary heart disease by an estimated 4 percent and stroke by 6 percent.(2)

“These positive results indicate that PS433540 may be a unique new treatment option for physicians and patients,” said Joel Neutel, M.D., Associate Professor of Medicine in the Department of Medicine at the University of California in Irvine, and Medical Director of Clinical Pharmacology at the Orange County Research Center in Tustin, CA, who was the lead investigator of the Phase 2a study. “The magnitude of the blood pressure reductions we saw in this study were very impressive, and we look forward to further evaluating the benefits of this novel compound.”

An estimated 73 million Americans suffer from high blood pressure, a major risk factor for cardiovascular events and heart disease.(3) More than half of people diagnosed and treated with high blood pressure never reach suggested treatment goals and those who do often require two or more medications.(4)  PS433540 is the first and only compound specifically designed to incorporate two proven mechanisms — endothelin (ETA) and angiotensin (AT1) receptor blockade — in one molecule to treat high blood pressure.

“We are very pleased with the results of this important Phase 2a trial and look forward to future studies which will further assess the potential of PS433540, perhaps even beyond blood pressure lowering,” said Joseph A. Mollica, Ph.D., Chairman of the Board and Interim President and Chief Executive Officer of Pharmacopeia. “We believe PS433540’s dual mechanism of action may have a positive effect on diabetic kidney disease.”

Patients with diabetes are at an increased risk for many complications, including high blood pressure and diabetic kidney disease. Up to 73 percent of patients with diabetes have been or are being treated for high blood pressure,(5) and an estimated 20-30 percent of diabetic patients will progress to diabetic kidney disease,(6) a devastating disease that may require patients to undergo dialysis or a kidney transplant.(7)

Pharmacopeia recently initiated a 12-week, Phase 2b clinical trial with PS433540 to evaluate the compound’s safety and efficacy at three different doses versus placebo in 375 subjects with Stage I and Stage II hypertension. The study will also compare blood pressure reductions for each dose with irbesartan. Pharmacopeia anticipates completion of the Phase 2b trial at the end of 2008.

About the Phase 2a study

In this prospective study, 234 men and women with Stage I and Stage II hypertension entered into a single blind placebo run-in period for 3-4 weeks, after which 114 were randomized to receive double blind study medication for four weeks. At the time of the database lock, 108 subjects were available for evaluation, 93 of whom had both baseline and follow-up ambulatory blood pressure measurements (placebo: 25; PS433540 200mg: 35; PS433540 500mg: 33). The primary endpoint was the subjects’ change from baseline in mean 24-hour systolic ambulatory blood pressure after 4 weeks of treatment. Additionally, investigators evaluated 24-hour diastolic ambulatory blood pressure and mean seated office systolic and diastolic blood pressure as well as a number of other endpoints.

Investor event at ASH

Pharmacopeia will host a meeting for investors today, Friday, May 16th at 7:00am CDT (8:00am EDT) to review the Phase 2a study results from its PS433540 program, including a presentation by Joel Neutel, M.D., the study’s lead investigator. A live webcast and 90-day archive of the presentation can be accessed on the Investors section of the company’s website at http://www.pharmacopeia.com.

About PS433540

PS433540 is the first and only blood pressure product candidate in a new class of antihypertensives known as Dual Acting Receptor Antagonists (DARAs). PS433540 is being developed as a potential treatment for hypertension and diabetic nephropathy. PS433540 possesses two clinically validated mechanisms of action in a single molecule. There is preclinical and initial clinical data suggesting that compared to either mechanism alone, simultaneously blocking angiotensin II and endothelin 1 at their respective receptors, AT1 and ETA, may provide an improved treatment option for several cardiovascular diseases. Because PS433540 is highly selective for the AT1 and ETA receptors it is able to block the blood pressure-raising actions of angiotensin and endothelin when they bind to these receptors.

About Pharmacopeia

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs. The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including eight clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including hypertension, diabetic nephropathy, muscle wasting, inflammation and respiratory disease.  The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline.  Pharmacopeia has established strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, and Wyeth Pharmaceuticals. For more information please visit the company’s website at http://www.pharmacopeia.com.

Investor Contacts:
Amy P. Sharpless
Pharmacopeia, Inc.
609-452-3643
ir_pr@pcop.com

Carney Noensie
Burns McClellan
212-365-0983
cnoensie@burnsmc.com

Media Contact:
Glenn Silver
Chamberlain Healthcare Public Relations
212-389-9158
gsilver@chamberlainpr.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the results of Pharmacopeia’s Phase 2a clinical study of PS433540, a product candidate from its DARA program, Pharmacopeia’s plans to develop PS433540, Pharmacopeia’s other Phase 2 and Phase 1 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s estimates of the market opportunities for PS433540, the implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS178990, a product candidate from its SARM program, Pharmacopeia’s Phase 1 clinical studies with respect to PS178990, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS031291, a product candidate from its chemokine receptor CCR1 program, Pharmacopeia’s estimates of the market opportunities for its other product candidates, including PS178990 and PS031291, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at

http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

(1)	Prescribing Information for Coreg CR®, Lotensin®, Avapro®, Benicar® and Norvasc®
(2)	American Heart Association news release. http://americanheart.mediaroom.com/index.php?s=43&item=59. Accessed April 7, 2008.
(3)	AHA 2007 Heart Disease and Stroke Statistics, p. 3.
(4)

Chobanian AV, Bakris GL, Black HR, et al. The Seventh Report of the Joint National Committee on Prevention, Detection, valuation, and Treatment of High Blood Pressure. Journal of the American Medical Association. 2003;289:p.2560-2572.

(5)	American Diabetes Association: http://www.diabetes.org/utils/printthispage.jsp?PageID=STATISTICS_233192. Accessed April 4, 2008.
(6)	Diabetes Care, Volume 27, Supplement 1, January 2004.
(7)	National Institute of Diabetes and Digestive and Kidney Diseases.

http://kidney.niddk.nih.gov/kudiseases/pubs/pdf/kdd.pdf. Accessed April 24, 2008.